Exhibit 99.1

                                   AMENDMENT

                                      TO

                      AGREEMENT AND PLAN OF AMALGAMATION

                    Amendment, dated as of the fifteenth day of July, 1996, to the Agreement and Plan of Amalgamation (the "Agreement"), dated as of the first day of July, 1996, by and among Republic Industries, Inc., a Delaware corporation ("Parent"), R.I./TRIANGLE, Ltd., a Bermuda company limited by shares and a wholly owned subsidiary of Parent ("Acquisition"), and ADT Limited, a Bermuda company limited by shares (the "Company").

                    Whereas, Parent, Acquisition and the Company are parties to the Agreement.

                    Whereas, Parent, Acquisition and Company desire to amend the Agreement in certain respects.

                    Now, therefore, in consideration of the
          premises and the representations and warranties, covenants and other agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

                    Section 1. Section 7.1(g) of the Agreement is hereby amended and restated in its entirety to read as follows:

                    "(g) by Parent or the Company at any time
               during the two-day period immediately following the date on which Parent and the Company otherwise would have been in a position to mail the Joint Proxy Statement to Parent Stockholders and Company Shareholders, if the Company shall not have received a favorable Fairness Opinion on or before such date;"

                    Section 2.     References.  All references to
          "this Agreement" in the Agreement shall mean the Agreement as amended hereby.

                    Section 3.     Governing Law.  This Amendment
          shall be governed and construed in accordance with the laws of Bermuda without regard to principles of conflicts of law.

                    Section 4.     Counterparts.  This Amendment
          may be executed in counterparts, which together shall constitute one and the same Amendment. The parties may execute more than one copy of this Amendment, each of which shall constitute an original.

                    Section 5. No Other Amendments. Except as expressly amended hereby, the terms and conditions of the Agreement shall continue in full force and effect.


               IN WITNESS WHEREOF, the undersigned parties hereto have executed this Amendment as of the date first written above.

                                   REPUBLIC INDUSTRIES, INC.

                                   By:   /s/ Richard L. Handley
                                   Name:  Richard L. Handley
                                   Title:    Senior Vice President
          [SEAL]

                                   R.I./TRIANGLE, LTD.

                                   By:  /s/ Thomas Clements
                                   Name:  Thomas Clements
                                   Title:    Vice President
          [SEAL]

                                   ADT LIMITED

                                   By:  /s/ Michael A. Ashcroft
                                   Name:  Michael A. Ashcroft
                                   Title:    Director
          [SEAL]